Exhibit 99.2

Contact: Samir Ali Vice President, Investor Relations & Corporate Development (281) 647-4035

Diamond Offshore Announces Comprehensive Restructuring Plan

Houston, Texas - January 25, 2021 - Diamond Offshore Drilling, Inc. (“Diamond” or the “Company”) today announced that it has entered into a plan support agreement with holders of over 70% of each of its senior unsecured notes and revolving credit facility loans regarding a financial restructuring transaction that will significantly deleverage the Company’s balance sheet and position the Company for future growth.

As previously disclosed in the Company’s press release dated April 27, 2020, Diamond and certain of its subsidiaries filed voluntary petitions for reorganization under chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas (the “Chapter 11 Cases”).

The plan support agreement outlines a comprehensive plan for deleveraging the Company’s balance sheet through the equitization of its senior unsecured notes, resulting in a reduction of over $2.1 billion of funded indebtedness. In addition, certain holders of senior unsecured notes have agreed to invest up to $110 million of new capital in the form of first lien, last out exit notes, while certain holders of revolving credit facility loans have agreed to provide exit financing facilities in the form of (a) a $300 million to $400 million first lien, first out revolving credit facility and (b) a $100 million to $200 million first lien, last out term loan facility.

Proceeds of the new exit financing facilities will fund plan distributions and provide sufficient liquidity for Diamond to operate successfully post-emergence. To that end, the Company is seeking to emerge from the Chapter 11 Cases as quickly as the Court’s schedule and the requisite notice periods will permit. For additional information, please refer to the Company’s Current Report on Form 8-K filed along with this announcement.

The agreed plan was developed over the course of several months of detailed discussions with the Company’s key stakeholders, and the plan is designed to ensure that Diamond can continue to operate its differentiated fleet of offshore drilling rigs in a safe, reliable, and efficient manner in what continues to be a challenged market. After the restructuring, Diamond will have a strong cash position with sufficient liquidity to benefit from an eventual market recovery.

Marc Edwards, Chairman, President and Chief Executive Officer, said “The comprehensive plan support agreement we signed today raises new capital and is overwhelmingly supported by our banks and our bondholders. We look forward to emerging with a stronger balance sheet, significantly less debt, and increased financial flexibility. This agreement is a testament to the market’s belief in Diamond and our world class team. With our improved capital structure, we will be in a strong position to capitalize on market opportunities as they emerge.”

Additional information regarding the Chapter 11 Cases will be available at http://www.diamondoffshore.com/restructuring. Court filings and information about the claims process are available at https://cases.primeclerk.com/Diamond. Questions should be directed to the Company’s claims agent, Prime Clerk, by email to diamondinfo@primeclerk.com or by phone at +1 877-720-6570 (toll free) or + 1 929-955-3417 (toll).

Paul, Weiss, Rifkind, Wharton & Garrison LLP and Porter Hedges LLP are acting as the Company’s legal counsel and Alvarez & Marsal is serving as the Company’s restructuring advisor. Lazard Frères & Co. LLC is serving as financial advisor to the Company.

ABOUT DIAMOND OFFSHORE

Diamond Offshore is a leader in offshore drilling, providing innovation, thought leadership, and contract drilling services to solve complex deepwater challenges around the globe. Additional information and access to the Company’s SEC filings are available at www.diamondoffshore.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, Company representatives may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “anticipate,” believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “may,” “will,” “could,” “should,” “seek,” and similar expressions. Forward-looking statements reflect the Company’s current expectations and assumptions regarding its business, the economy, and other future events and conditions and are based on currently available financial, economic, and competitive data and the Company’s current business plans. Actual results could vary materially depending on risks and uncertainties that may affect the Company’s operations, markets, services, prices, and other factors as discussed in the Risk Factors section of the Company’s filings with the Securities and Exchange Commission (the “SEC”). While management believes the Company’s assumptions are reasonable, the Company cautions against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for management to anticipate all factors that could affect the Company’s actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the Debtors’ ability to obtain the approval of the Bankruptcy Court with respect to motions filed in the Chapter 11 Cases and the outcomes of Bankruptcy Court rulings and the Chapter 11 Cases in general, the effectiveness of the overall restructuring activities pursuant to the Chapter 11 Cases and any additional strategies that the Debtors may employ to address their liquidity and capital resources, the actions and decisions of creditors, regulators and other third parties that have an interest in the Chapter 11 Cases, restrictions on the Debtors due to the terms of any debtor-in-possession credit facility that the Debtors may enter into in connection with the Chapter 11 Cases and restrictions imposed by the Bankruptcy Court, increased legal and other professional costs necessary to execute the Debtors’ restructuring, the trading price and volatility of the Company’s common stock, the effects and the length of the novel coronavirus (COVID-19) pandemic, and the other factors listed in the Company’s SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in the Company’s most recent Annual Report on Form 10-K and the Company’s other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by the Company and Company representatives speak only as of the date on which they are made. Factors or events that could cause actual results to differ may emerge from time to time.

The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as otherwise required by law.

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